Exhibit 4.5

BIONTECH SE

2020 EMPLOYEE EQUITY PLAN

EFFECTIVE 15 DECEMBER 2020

AMENDED 13 FEBRUARY 2023

BACKGROUND

An attractive and competitive remuneration program is essential for the recruitment and long-term commitment of highly qualified employees.

Therefore, BioNTech SE (“BioNTech” or the “Company”) is implementing this 2020 Employee Equity Plan for Employees (the “Plan”) as a long-term remuneration component for employees of BioNTech and its direct and indirect subsidiaries (collectively, the “Group”) other than those who are resident in North America. Under the Plan, the Company is authorized to grant “Restricted Stock Units” (“RSUs” or “Units” and each a “RSU” or “Unit”) to eligible individuals, which—if certain requirements are met—provide the individual with a cash payment, the amount of which depends on the quoted price on the Nasdaq Global Select Market or successor trading market thereto (“Nasdaq”) of American Depository Shares (“ADSs”), each representing one ordinary share of the Company with no par value and a nominal amount attributable to each share of €1.00 (the “Shares”). The Plan shall also include a substitution right of the Company, permitting it to settle RSUs by delivering ADSs or Shares instead of cash under certain circumstances.

ARTICLE 1

ADMINISTRATION

1.1.

The Plan shall be administered by the “Administrator”, which shall be the Company’s Management Board (Vorstand), provided that, to the extent permitted by applicable law and the Company’s governing documents, the Company’s Management Board (Vorstand) may delegate any or all of its powers under the Plan to one or more committees or officers of the Company.

1.2.

The Administrator shall have full discretionary authority to grant awards under the Plan, construe and interpret the Plan and any Award Agreements (as defined below) and to determine all facts necessary to administer the Plan and any Award Agreements. All decisions by the Administrator shall be made in its discretion, exercised in good faith, and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

ARTICLE 2

ELIGIBILITY

RSUs may be granted to employees of the Group other than those who are resident in the United States or Canada. Individuals who receive RSUs are referred to as “Participants”.

ARTICLE 3

PLAN VOLUME AND GRANT OF RSUs

3.1.

Under the Plan, an unlimited number of RSUs may be granted, of which up to an aggregate of 3,000,000 RSUs may provide for settlement in ADSs or Shares. Those ADSs or Shares underlying RSUs that may be settled in ADSs or Shares will once again be available for future grants under the Plan upon the forfeiture or termination of such RSUs prior to settlement, settlement in cash of such RSUs, if such ADSs or Shares are withheld to cover tax withholding or if such ADSs or Shares are retransferred to the Company following settlement.

3.2.

The Administrator will determine the number of RSUs to be granted to a Participant by way of a separate award agreement (an “Award Agreement”). Subject to the Plan, each Award Agreement shall include provisions, terms and conditions applicable to the award which may include, but are not limited to, the vesting schedule, settlement date, restrictions, payment contingencies and satisfaction of any performance criteria, as the Administrator may deem appropriate, provided that such provisions shall comply with any applicable legal requirements. All of the terms and conditions of an award shall be as set forth in the applicable Award Agreement or in the Plan.

ARTICLE 4

TREATMENT UPON TERMINATION

Except as otherwise specified in an Award Agreement, upon termination of a Participant’s employment relationship with the Group due to death, disability, retirement, or termination without cause and not during a probation period, such Participant shall retain those RSUs subject to each outstanding Award Agreement as of the date of termination that have already vested pursuant to the terms of the applicable Award Agreement. Except as otherwise specified in an Award Agreement and this Article 4, upon termination of a Participant’s employment, any outstanding and unvested RSUs shall be automatically forfeit.

ARTICLE 5

SETTLEMENT

5.1.

Upon satisfaction of any vesting or other applicable conditions to be specified in an applicable Award Agreement (such date being the “Settlement Date”), RSUs shall be settled in cash, ADSs, or Shares, in accordance with Sections 5.2, 5.3, and/or 5.4, as applicable, at the Company’s election in writing to the Participant or other beneficiary pursuant to Section 6.2. An Award Agreement may—but need not—specify that settlement shall only occur in cash, in ADSs, or in Shares. Except as otherwise provided in the applicable Award Agreement, RSUs may be settled in ADSs, Shares, cash or a combination thereof, as will be determined by the Administrator in its sole discretion. Except as otherwise provided in the applicable Award Agreement, the Administrator shall cause cash amounts to be paid, or ADSs or Shares to be transferred, as applicable, within 10 working days following the Settlement Date.

5.2.

RSUs may be settled by issuance of Shares at an issue price of €1 per Share or transfer of Shares of the Company held in treasury. In the case of a settlement under this Section 5.2 by issuance of Shares at an issue price of €1 per Share, the number of Shares to be issued shall be the number of vested RSUs plus an additional number of Shares to compensate for the cost of paying the issue price on the vested RSUs (such additional number of Shares to be calculated by reference to the closing sale price of an ADS on Nasdaq on the Settlement Date, rounded down to the nearest whole number).

5.3.

RSUs may be settled by issuance of ADSs at an issue price of €1 per underlying Share or transfer of ADSs representing treasury shares held by the Company. In the case of a settlement under this Section 5.3 by issuance of ADSs at an issue price of €1 per underlying Share, the number of ADSs to be issued shall be the number of vested RSUs plus an additional number of ADSs to compensate for the cost of paying the issue price on the vested RSUs (such number of additional ADSs to be calculated by reference to the closing price of an ADS on Nasdaq on the Settlement Date, rounded down to the nearest whole number).

5.4.

RSUs may be settled by payment in the form of cash (a “Cash Settlement”). In the case of a Cash Settlement, the amount payable shall be the value of the ADSs that would be transferred pursuant to Section 5.3 in absence of this Section 5.4, calculated on the basis of the closing price of the ADSs on Nasdaq on the Settlement Date.

5.5.

Any RSU settled in ADSs or Shares shall include such provisions as are required by the applicable shareholder resolution authorizing the issuance or transfer of the ADS or the Shares. In the event of a settlement in ADSs or Shares (in both cases, the “Share Settlement”), the Participant will be required to take all measures necessary to effect the Share Settlement, including, for example, the payment of the issue price and the execution of a subscription form (in the case of the issuance of Shares) as well as the opening of an account to which the ADSs or Shares may be booked. In the case of a Share Settlement, the Company may make such settlement by issuing new Shares (including those in the form of new ADSs in the case of a settlement under Section 5.3) or by transferring Shares held by the Company.

5.6.

All payments to be made under the Plan or any Award Agreement shall be made in Euro. For the purpose of calculating any sums due under or in connection with an Award Agreement, amount expressed in Dollars shall be converted into Euro equivalents using the Company’s standard conversion methodology consistent with IFRS.

ARTICLE 6

TRANSFERABILITY, BENEFICIARIES, AND SHAREHOLDER

RIGHTS

6.1.	Neither the RSUs nor the rights of any Participant under any RSU or under the Plan are assignable or otherwise transferable except as provided in this Section 6.

6.2.

The RSUs are transferable only by will or applicable laws of descent upon the death of the relevant Participant. Notwithstanding the terms of the applicable Award Agreement, the Company shall have the right to effect a Cash Settlement of any RSUs held by a beneficiary. If permitted by the Company’s Management Board (Vorstand) by separate declaration, the Administrator may, from time to time, prescribe a form on which a Participant may designate, or change, such Participant’s beneficiary/ies under the Plan.

6.3.

No Participant shall become a shareholder or ADS holder or obtain any rights of a shareholder or ADS holder, including any voting rights, by virtue of participation in the Plan or by the receipt, holding or vesting of RSUs. A Participant shall become a holder of ADSs or Shares, as the case may be, with respect to RSUs only following a Share Settlement in accordance with the Plan and subject to all conditions imposed hereunder and under the applicable Award Agreement. No dividends or dividend equivalents shall be payable with respect to RSUs or otherwise under the Plan.

ARTICLE 7

CHANGE IN CONTROL

If a third party gains control of the Company or of the entity in the Group employing a Participant (a “Change in Control”), all outstanding and unvested RSUs held by the affected Participants shall vest in full as of immediately prior to such Change in Control. In the event of a Change in Control, the Company shall have the discretion to provide (a) for a Cash Settlement of RSUs, which may be based on the formula in Section 5.4 or based on the value of the consideration payable in the Change in Control, (b) that RSUs may be settled via the form of consideration payable in the Change of Control, or (c) for any combination of (a), (b) and/or settlement in ADSs or Shares. The existence of a Change in Control shall be determined by analogous application of Section 29 f. of the German Securities Acquisitions and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz) with the proviso that ADSs are equivalent to voting rights from Shares.

ARTICLE 8

ADJUSTMENT IN CASE OF SPECIFIC CAPITAL AND OTHER STRUCTURAL MEASURES

8.1.

In the event of a reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split) (each, an “Adjustment Event”), the number of RSUs granted hereunder will change in the same proportion.

8.2.	If an adjustment occurs in accordance with this Article 8, fractions of ADSs or Shares will not be granted nor will they be compensated by a payment in cash.

ARTICLE 9

INSIDER TRADING AND BLACK-OUT PERIODS

9.1.

Any transaction in the ADSs or Shares granted in case of a Share Settlement (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). Each Participant is personally responsible for informing himself or herself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

9.2.

The Company may postpone or delay the settlement of any RSUs by way of a Cash Settlement or Share Settlement or a combination of both to a later point in time due to restrictions under applicable laws and regulations or rejections from competent authorities.

9.3.

In order to minimize the potential for prohibited insider trading, the Company’s Management Board (Vorstand) may establish in its sole discretion periods from time to time during which all or some of the Participants may not engage in transactions involving ADSs or Shares granted in case of a Share Settlement.

ARTICLE 10

FORFEITURE AND CLAWBACK

10.1.

Any outstanding and unsettled awards shall be subject to forfeiture in the event of (i) the Participant’s termination of employment for cause, (ii) the Participant’s material violation of material company policies, (iii) the Participant’s breach of any noncompetition, confidentiality or other restrictive covenants with the Group that may apply to such Participant, or (iv) other material misconduct by the Participant that is, or could reasonably be expected to be, detrimental to the business or reputation of the Company or any other entity in the Group.

10.2.

All awards under this Plan (including any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or settlement of RSUs or the receipt or resale of any ADSs or Shares) will be subject to any Group claw-back policy, including any claw-back policy adopted to comply with applicable laws (including the United States Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as set forth in such claw-back policy or the Award Agreement.

ARTICLE 11

TAXES AND WITHHOLDING

11.1.

Each Participant is obligated to make appropriate arrangements with the Company (or the entity in the Group employing the Participant) for the satisfaction of all income, employment and other tax and social security contribution withholding requirements applicable to the award, vesting or settlement of RSUs. The Company may refuse to settle RSUs and refuse to deliver Shares, ADSs, cash or other compensation upon settlement if such withholding amounts are not delivered at the time of settlement. Regardless of the amounts withheld, the Participant shall remain responsible for taxes owed by the Participant in connection with RSUs.

11.2.

The Participant is subject to a strict obligation of confidentiality with regard to the Participant’s participation in the Plan and the terms thereof, unless the Participant is legally obliged to make such disclosure. Notwithstanding the preceding sentence, the Participant may provide such information to his bona fide advisors who are subject to confidentiality obligations imposed by law or contract.

ARTICLE 12

FORM REQUIREMENTS

12.1.

Any legal statements and other notices in connection with the Plan or an Award Agreement (collectively, the “Notices”) shall be made in text form or electronic form (e.g., email) unless any other specific form is required by applicable law or the Plan or applicable Award Agreement. Any Notice to be delivered to the Company under the Plan shall be addressed by email to LTI@biontech.de. The Company shall communicate changes in the address set forth in the previous sentence as soon as possible to the Participants. In the absence of such communication, the address stated above shall remain in place.

12.2.

Any Notice to be given to a Participant may be served by being sent to him/her by email or to his/her home or business address. Each Participant shall communicate changes of address as soon as possible to the Company.

ARTICLE 13

GOVERNING LAW

The Plan, any RSUs granted hereunder and each Award Agreement shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws. The courts in Mainz shall have jurisdiction to resolve any disputes arising out of or in connection with the Plan, to the extent permitted by law.

ARTICLE 14

EFFECTIVE DATE, AMENDMENT, AND TERMINATION

14.1.

The Plan became effective on 15 December 2020. It shall continue in effect until December 31, 2023 unless sooner terminated, provided that upon termination of the Plan, any outstanding awards shall continue in effect, subject to the terms of the Plan, including Section 14.2.

14.2.

Subject to the requirements of applicable law, the Company may at any time amend, suspend or terminate the Plan, and the Company or the Administrator may amend, suspend or terminate any outstanding award of RSUs hereunder; provided that any such amendment, suspension or termination shall require the consent of a Participant whose RSUs are impacted unless the Company or the Administrator determines that such RSUs are not materially and adversely impacted or that such amendment, suspension or termination is required by applicable law, including the Corporate Governance Code (Corporate Governance Kodex).

ARTICLE 15

GENERAL PROVISIONS

15.1.

In the Plan, the headings are inserted for convenience only and shall not affect the interpretation of the Plan; where a German term has been inserted in italics, it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in the Plan. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in the Plan to any section without further indication of a law, an agreement or another document shall mean sections of the Plan. A “subsidiary” of a company shall mean an entity in which such company holds a direct or indirect controlling interest.

15.2.

In the event that one or more provisions of the Plan shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of the Plan shall not be affected thereby.

15.3.

Neither the grant of an award under this Plan nor any term or provision of this Plan shall constitute or be evidence of any promise, undertaking, or obligation, express or implied, on the part of any entity in the Group, to make any future or other grant of an award under this Plan.

15.4.

The Plan shall not confer upon any Participant any right to employment or service with any entity in the Group, nor shall it interfere in any way with any right of any entity in the Group to terminate a Participant’s employment or service.

15.5.

The Plan shall be unfunded with respect to outstanding RSUs. A Participant’s, and any beneficiary’s, rights under the Plan are those of an unsecured creditor unless and until ADSs or Shares are issued to such Participant or beneficiary.

15.6.	Unless otherwise specified by the applicable plan or policy, the value of RSUs shall not be included in a Participant’s compensation for purposes of other benefits provided by the Group.

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